EXHIBIT 10.45

LEASE TERMINATION AGREEMENT

LEASE TERMINATION AGREEMENT (this “Agreement”) made and entered into as of this 31st day of July, 2003, by and between ANDOVER MILLS LLC, a Delaware limited liability company with an office c/o Lehman Brothers, 399 Park Avenue, 8th Floor, New York, New York 10022 (hereinafter referred to as “Landlord”), and CMGI, INC., a Delaware corporation, having an office at 425 Medford Street, Charlestown, Massachusetts 02129 (hereinafter referred to as “Tenant”).

R E C I T A L S :

A. Pursuant to that certain Lease dated as of April 12, 1999 (as such lease has been amended and modified through the date hereof, the “Lease”) Andover Mills Realty Limited Partnership (Landlord’s predecessor in interest) leased to Tenant certain premises (collectively, the “demised premises”) located in the buildings (the “Building”) known as 100 and 200 Brickstone Square, Andover, Massachusetts, which demised premises are more particularly described in the Lease. Capitalized terms not otherwise defined herein shall have the meaning as set forth in the Lease; and

B. Landlord and Tenant desire to terminate the Lease as it relates to (i) the entire demised premises other than the Remainder Space (as hereinafter defined) (the entire demised premises excluding the Remainder Space is hereinafter referred to as the “Primary Space”) as of the First Surrender Date (as hereinafter defined), and (ii) the remainder of the demised premises consisting of (x) approximately 29,186 rentable square feet on the 2nd floor of the demised premises (in Building #100), and (y) the computer room, telephone switch room and security equipment room located on the first floor of the demised premises (in Building #100), all as identified on the floor plans annexed hereto as Exhibit A (collectively, the “Remainder Space”) as of October 31, 2003 (the “Final Termination Date”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein set forth the parties hereto agree as follows:

1.	This Agreement shall be deemed to be effective as of the date upon which (i) a fully executed copy of this Agreement is signed by and delivered to each of the parties hereto, and (ii) Landlord receives the Termination Payment (as hereinafter defined) from Tenant (which date shall be defined herein as the “Effective Date”).

2.	Contemporaneously with, or prior to, the execution and delivery of this Agreement by Landlord and Tenant, Tenant will pay to Landlord the sum of $678,227.82, representing the amount of rent and additional rent due and payable under the Lease for July, 2003 (the “July Rent Payment”). Landlord acknowledges that upon receipt of the July Rent Payment, which shall be in full payment and satisfaction of all amounts past due under the Lease, Tenant shall then be current with all payments owed under the Lease and no amounts as of such date shall be due or outstanding.

3.	For and in consideration of Landlord’s and Tenant’s execution and delivery of this Agreement, (i) Tenant shall within one (1) business day after the date hereof pay to Landlord the sum of $13,853,170.34 (which each of the parties acknowledges equals $14,500,000 less the security deposit (the “Security Deposit”) currently held by Landlord under the Lease) (the “Termination Fee”) by wire transfer, of immediately available funds, to the account set forth in the wiring instructions provided in Schedule 1 annexed hereto, (ii) Tenant shall forfeit to the Landlord the Security Deposit, (iii) within one (1) business day after the date hereof, Tenant shall provide written instructions to its transfer agent (and copy Landlord thereon), instructing the transfer agent to prepare and deliver to Landlord, as soon as reasonably practicable, a stock certificate representing 750,000 shares of common stock, $0.01 par value per share, of CMGI, Inc. (the “CMGI Stock”; the CMGI Stock together with the Termination Fee is herein referred to as the “Termination Payment”), such stock certificate to include a legend substantially in the form as follows:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.”

4.

(a) Tenant shall surrender to Landlord all of Tenant’s right and interest in and to, including rights to possession of, the Primary Space, as of 11:59 p.m. on the First Surrender Date, and thereafter for the remainder of the term of the Lease there shall be deleted and excluded from the demised premises and the Lease, the Primary Space, to the intent and purpose that the estate of Tenant in and to the Primary Space shall be wholly extinguished as of the First Surrender Date and that the term of the Lease with respect to the Primary Space shall terminate on the First Surrender Date. For purposes hereof, the “First Surrender Date” shall mean the later to occur of (i) the date Landlord receives the Termination Payment, (ii) the date on which Tenant surrenders and vacates the Primary Space, and (iii) July 31, 2003. Subject and pursuant to that certain Agreement dated April 17, 2003 between Landlord, Tenant and MedDiversified, Inc. (“MedDiversified”), as of the First Surrender Date, Landlord shall recognize the tenancy of MedDiversified, which is the current occupant of approximately 7,493 rentable square feet located on the 5th floor of the demised premises in Building #100 pursuant to a certain Sublease dated April 17, 2003 between MedDiversified and Tenant (the “Med Sublease”). The parties hereto agree that the space subleased by Tenant to MedDiversified under the Med Sublease is Primary Space.

(b) Subject to the provisions hereof, on the First Surrender Date, Landlord shall accept the surrender by Tenant of the Primary Space only, and any right in Tenant to possession of the Primary Space.

(c) As of the First Surrender Date, Tenant shall deliver the Primary Space to Landlord in broom clean condition, vacant and free and clear of all tenancies and occupancies including the space on the 2nd floor of the Building (#100) that is currently being occupied by Overture Services, Inc. (“Overture”) pursuant to that certain sublease by and between Tenant and Overture dated April 25, 2003 (the “Overture Sublease”) but excluding the space being occupied by (i) Engage, Inc. (“Engage”) pursuant to that certain sublease by and between Tenant and Engage (the “Engage Sublease”), and (ii) MedDiversified pursuant to the Med Sublease; it being understood and agreed that not requiring the Primary Space to be surrendered free of the Engage tenancy shall not be interpreted, or any way deemed, to confer any rights on Engage to occupy such space subsequent to the First Surrender Date. Notwithstanding any of the foregoing or anything in the Lease to the contrary, Tenant shall have no obligation to remove any office furniture, computer furniture, partitions, kitchen appliances, cubicles, white boards, file cabinets, book shelves, chairs, desks, equipment racks, garbage cans, supplies or fixtures from the Primary Space (collectively, the “Permitted Property”); it being understood and agreed that Tenant will be obligated to remove all papers, files, records, and trash (“Tenant’s Property”) from the Primary Space. For purposes of this paragraph, Tenant’s Property shall not be deemed to include any property of Med Diversified or Engage. Any Permitted Property or Tenant’s Property that is not removed from the Primary Space as of the First Surrender Date shall be deemed abandoned and become the property of the Landlord, and Tenant shall have no liability whatsoever with respect to such abandoned property; provided that any amounts paid or payable by Landlord to a third party for the purpose of removing and disposing any of Tenant’s Property shall be reimbursed to Landlord by Tenant plus ten percent (10%). In the event Landlord seeks reimbursement of such costs from Tenant, Landlord shall first provide Tenant with an invoice from such third party reasonably detailing such charges. In no event shall abandoned property cause or create a hold-over tenancy by Tenant.

(d) If Tenant does not deliver the Primary Space in the condition required under Paragraph 4(c) above or the Remainder Space in the condition required under Paragraph 5(c) below, then Landlord shall have the right to clean and repair the Primary Space or the Remainder Space, as the case may be, to the extent necessary for the Primary Space or the Remainder Space to be in the condition required by Paragraph 4(c) or Paragraph 5(c), as applicable, or retain and pay a third party to clean and repair any such space. Any amounts paid or payable by Landlord to a third party pursuant to the foregoing sentence shall be reimbursed by Tenant, plus ten percent (10%); provided that Landlord shall not be entitled to any reimbursement relative to the portion of the Primary Space occupied by Engage. In the event Landlord seeks reimbursement of such costs from Tenant, Landlord shall first provide Tenant with an invoice from such third party reasonably detailing such charges.

(e) Tenant shall use commercially reasonable efforts after the date hereof to cause the termination of the Engage Sublease and the Overture Sublease, and the vacating of such space by Engage and Overture, as the case may be, prior to the First Surrender Date (including sending formal notices of termination to said subtenants); provided, however, that Tenant shall not be required to pay any money or incur any liability in connection with exercising such commercially reasonable efforts. In the event the Engage Sublease or the Overture Sublease is not terminated and Engage or Overture fails to vacate the space which is the subject of the Engage Sublease or the Overture Sublease, as the case may be, prior to the First Surrender Date, Tenant shall have no further liability to Landlord with respect to the space demised under such subleases (except as set forth in Paragraph 5 below) but shall reasonably cooperate with Landlord in recovering such space from Engage and/or Overture, as the case may be, including, but not limited to, giving notices, claims and demands to and on Engage and/or Overture. Landlord shall reimburse Tenant for its out of pocket costs and expenses in cooperating with Landlord pursuant to the foregoing sentence. If any suits or proceedings may be necessary to terminate the Engage Sublease or the Overture Sublease and compel Engage or Overture to vacate the subject space, Landlord shall have the right to take such action in its own name, and for such purpose, all of the rights of Tenant under the Engage Sublease or the Overture Sublease, as the case may be, are hereby conferred upon and assigned to Landlord. If any such action against Engage or Overture in Landlord’s name shall be barred by reason of lack of privity, non-assignability or otherwise, Landlord may take such action in Tenant’s name. In connection with the foregoing, Tenant will review and sign, to the extent Tenant’s signature is legally required or is required under the provisions of the applicable sublease, such demands, pleadings, and other papers that may be reasonably required, and otherwise necessary to enable Landlord to enforce such action in Tenant’s name.

5.	Effective as of the date immediately following the First Surrender Date and for the remainder of the term of the Lease (subject however to Paragraph 6(d)), (i) the total rent and other amounts payable by Tenant to Landlord with respect to the Remainder Space shall be $40,000.00 per month until the Final Determination Date, (ii) Tenant shall have no obligation to pay Tenant’s Percentage of Taxes with respect to such period, (iii) Tenant shall have no obligation to pay Tenant’s Percentage of Operating Costs with respect to such period; and (iv) except as otherwise set forth in this Agreement, Tenant shall have no obligation to pay any other amounts to Landlord pursuant to the Lease.

6.	(a) Provided the First Surrender Date has occurred, Tenant shall surrender to Landlord all of Tenant’s right and interest in and to, including rights to possession of, the Remainder Space as of 11:59 p.m. on the Final Termination Date, whereupon the Lease shall be terminated in its entirety and shall be of no further force or effect.

(b) Subject to the provisions hereof, upon Tenant’s surrender of its right and interest in and to the Remainder Space, Landlord shall accept the surrender by Tenant of the Remainder Space, and any right in Tenant to possession of the Remainder Space, and the Lease shall expire and be null and void and of no further force and effect as of the Final Termination Date.

(c) As of the Final Termination Date, Tenant shall deliver the Remainder Space to Landlord in broom clean condition, vacant and free and clear of all tenancies and occupancies (except as otherwise provided herein). Notwithstanding any of the foregoing or anything in the Lease to the contrary, Tenant shall have no obligation to remove any of the Permitted Property from the Remainder Space; it being understood and agreed that Tenant will be obligated to remove all other items constituting Tenant’s Property from the Remainder Space.. Any Permitted Property or Tenant’s Property that is not removed from the Remainder Space as of the Final Termination Date shall be deemed abandoned and become the property of the Landlord, and Tenant shall have no liability whatsoever with respect to such abandoned property; provided that any amounts paid or payable by Landlord to a third party for the purpose of removing and disposing any of Tenant’s Property shall be reimbursed to Landlord by Tenant plus ten percent (10%). In the event Landlord seeks reimbursement of such costs from Tenant, Landlord shall first provide Tenant with an invoice from such third party reasonably detailing such charges. In no event shall abandoned property cause or create a hold-over tenancy by Tenant.

(d) If Tenant does not deliver the Remainder Space on the date set forth herein, then in addition to all of the rights and remedies afforded to Landlord in connection with a holding-over by Tenant pursuant to the Lease and at law or in equity, then with respect to the Remainder Space (i) as of November 1, 2003, Tenant shall be obligated to pay base rent equal to $65,000.00 per month, and (ii) if Tenant holds-over in the Remainder Space beyond December 31, 2003, Tenant shall be obligated to pay base rent equal to $158,698.00 per month (i.e., 150% of the base rent that Tenant would have otherwise been obligated to pay for the 2nd floor of the demised premises, other than the space subleased under the Engage Sublease) had this Amendment never been entered into).

7.	Other than as specifically set forth in this Agreement, neither Landlord nor Tenant shall have any liabilities or obligations under the Lease with respect to (i) the Primary Space after the First Surrender Date and (ii) the Remainder Space after the Final Termination Date.

8.	(a) As of the First Surrender Date, Landlord and Tenant release and relieve each other and their respective subsidiaries and affiliated corporations, partnerships and other entities, and their predecessors, successors and assigns, if any, and their respective partners, shareholders, principals, members, officers, directors, employees, financial advisors, agents and attorneys, past and present, and their respective heirs, successors and assigns, and each of them (collectively, the “Releasees”) from and against all claims obligations and liabilities of every kind and nature whatsoever arising out of or in connection with the Lease with respect to the Primary Space (including but not limited to any late fees, penalties and payments and all other amounts payable under the Lease) except with respect to (i) any matter for which a party would have to indemnify the other under the Lease and which relates to the period prior to the First Surrender Date, and (ii) any other matter specifically set forth in this Agreement (the matters referred to (i) and (ii) but without regard to the period to which they relate are collectively referred to as “Surviving Obligations”). Notwithstanding the foregoing, neither Landlord nor Tenant nor any of their respective Releasees shall be released from any covenant, representation or warranty contained in this Agreement.

(b) Provided the First Surrender Date has occurred, as of the Final Termination Date, Landlord and Tenant release and relieve each other and their Releasees from and against all claims obligations and liabilities of every kind and nature whatsoever arising out of or in connection with the Lease, except Surviving Obligations which relate to the period prior to the Final Termination Date. Notwithstanding the foregoing, neither Landlord nor Tenant shall be released from any covenant, representation or warranty contained in this Agreement.

9.

Notwithstanding anything to the contrary contained in this Agreement, Tenant agrees to remit to Landlord any and all amounts received from Engage under the Engage Sublease that relate to the period from and after the First Surrender Date;

it being understood and agreed that the foregoing is not intended to permit the occupancy of Engage pursuant to the Engage Sublease beyond the First Surrender Date. The provisions of this Paragraph 9 shall survive the First Surrender Date.

10.	Notwithstanding anything to the contrary in the Lease or in this Agreement, if any provision of this Agreement shall be rendered or otherwise be deemed void, unenforceable, rejected or otherwise ineffective, for any reason, including, without limitation, in the context of (i) a proceeding filed by or against Tenant in any court pursuant to any statute either of the United States of America or of any state, (ii) an order entered in connection with any bankruptcy or Chapter 11 case, receivership or other reorganization or insolvency case or proceeding commenced by or against Tenant, or (iii) Tenant making an assignment for the benefit of creditors or petitions for or enters into an arrangement with creditors, and, in any event, only if all or any portion of the Termination Payment is disgorged by Landlord as a result of the ruling of the appropriate bankruptcy court or any other court having jurisdiction thereof (any such ruling or order by a bankruptcy court or such other court administering the applicable case or proceeding shall be defined herein as a “Disgorgement Ruling”) then Tenant shall remain liable for all base rent and additional rent payable under the Lease for the period commencing on August 1, 2003 through and including the expiration date as originally set forth in the Lease, subject to Landlord’s duty, if any, to exercise commercially reasonable efforts to mitigate damages, as if this Amendment had never been entered into and Landlord shall be entitled to bring an action or actions against Tenant and be entitled to recover from Tenant such base rent and additional rent in accordance with the Lease. Any amounts to which Landlord would be entitled to recover pursuant to this paragraph shall be reduced by any portion of the Termination Fee which Landlord may finally be permitted to retain notwithstanding any Disgorgement Ruling and the value of the CMGI Stock on the first anniversary of the First Surrender Date.

11.	Contemporaneously herewith, Landlord and Tenant shall execute, acknowledge and exchange the Termination of Notice annexed hereto as Exhibit B, which instrument Landlord shall record in the appropriate recording office to for the purpose of canceling of record that certain Notice of Lease dated July 16, 1999 recorded in Book 5504, Page 171. In addition, at the request of Landlord, Tenant agrees to execute, acknowledge any instrument required to cancel, of record, any subordination non-disturbance and attornment relating to the Lease.

12.	Landlord and Tenant represent and warrant to each other that Landlord and Tenant, as the case may be, has the authority to enter into this Agreement and to perform its obligations hereunder, including, in the case of Tenant, issuance of the CMGI Stock, and that the execution hereof does not violate the provisions of any other agreement or instrument to which it may be a party or by which Landlord or Tenant, as the case may be, may be bound.

13.	Landlord and Tenant each represents and warrants to the other that it neither consulted nor negotiated with any broker or finder with regard to this Agreement. Landlord and Tenant each agree to indemnify, defend and save the other harmless from and against any claims for fees or commissions by anyone with whom Landlord or Tenant, as the case may be, has dealt in connection with this Agreement and which are the result of the acts of Landlord or Tenant, as the case may be. Notwithstanding any of the foregoing, Landlord will pay any amount due Rockwood Realty Advisors in connection herewith and Tenant represents that it consulted with Cornerstone Advisory Services, LLC in connection with the transactions contemplated by this Agreement and Tenant will pay any amount due Cornerstone Advisory Services, LLC.

14.	(a) Tenant hereby represents, warrants and covenants that (1) it owns the tenant’s interest under the Lease, and has and will have good right to surrender same, (2) it has not assigned, pledged, mortgaged, or encumbered the Lease or subleased any part of the demised premises (except for the Overture Sublease, which terminated on July 28, 2003, (ii) the Med Sublease and (iii) the Engage Sublease), (3) nothing will be done or suffered whereby the Lease or the term or estate thereby granted, or the demised premises or any part thereof, have will be encumbered in any way whatsoever, (4) there are no persons or entities claiming by, through or under Tenant, or who or which may claim by, through or under Tenant, any rights with respect to the Lease or demised premises (except for the subtenants under the Overture Sublease, the Med Sublease and the Engage Sublease), nor shall Tenant permit any such claim to arise prior to the Final Termination Date, (5) it owns good title to the Permitted Property and Tenant’s Property free and clear of any liens, claims or security interests whatsoever, (6) the authorization, issuance, sale and delivery of the CMGI Stock have been duly authorized by all requisite action of the Tenant’s board of directors and, if required by applicable law or the Tenant’s stockholders, (7) the CMGI Stock being issued as of the date of delivery will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, free and clear of any liens whatsoever and with no restrictions on the voting rights thereof, if any, and other incidents of record and beneficial ownership pertaining thereto, and (8) the CMGI Stock shall have been approved for listing with NASDAQ, if required, at or prior to its delivery to Landlord.

(b) Landlord understands that the shares of CMGI Stock it will receive pursuant to the terms of this Agreement have not been registered under the Securities Act of 1933, as amended (the “Act”). Landlord also understands that the shares of CMGI Stock are being offered and sold pursuant to an exemption from registration under the Act based in part upon Landlord’s representations contained in this Agreement. Landlord hereby represents and warrants as follows:

(1) Landlord is acquiring the CMGI Stock for Landlord’s own account and for investment purposes only, and not with a view towards their distribution other than pursuant to an effective registration statement or a valid exemption from registration under the Act.

(2) Landlord is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Act). By reason of Landlord’s, or of Landlord’s management’s, knowledge, business or financial experience, Landlord is capable of evaluating the risks of an investment in the CMGI Stock and has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. In addition, Landlord has adequate means of providing for current financial needs and contingencies, has no need for liquidity in the CMGI Stock, and is able to bear the substantial economic risks of the investment in the CMGI Stock for an indefinite period of time.

(3) Landlord has had an opportunity to discuss Tenant’s business, management and financial affairs with directors, officers and management of Tenant. Landlord has also had the opportunity to ask questions of and receive answers from, Tenant and its management regarding the terms and conditions of the issuance and terms and conditions of the CMGI Stock.

(b) Landlord hereby represents and warrants that it is the successor-in-interest to Andover Mills Realty Limited Partnership.

(c) Each of Landlord and Tenant agrees to indemnify, defend and hold the other party and their respective agents, officers, principals, members, employees and owners harmless from any loss, liability and expense incurred by such party or any of the aforementioned parties as a result of any claim made against such party which is based upon a breach of any representation made by the Landlord or Tenant, as applicable, in this Agreement.

15.	Landlord agrees and acknowledges that Tenant may issue a press release announcing the execution of this Agreement and the transactions contemplated hereby, such press release to be subject to prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, Tenant may file this Agreement with the Securities and Exchange Commission.

16.	This Agreement shall not be binding upon Landlord and Tenant unless and until it is signed by and delivered to each of the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.	As of the Effective Date, the term “this Lease” as used in the Lease shall mean the Lease as amended, modified and supplemented pursuant to this Agreement.

18.	This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings or agreements of the parties relating to such subject matter.

19.	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

20.	The terms, covenants and provisions of this Agreement shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

21.	Except as modified, amended and supplemented by this Agreement, the Lease and all covenants, agreements, terms and conditions thereof shall continue in full force and effect and are hereby in all respects ratified and affirmed. In the event of any inconsistency between the terms of this Agreement and the terms of the Lease (where and if the Lease is relevant), the terms of this Agreement shall govern and control.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LANDLORD:

ANDOVER MILLS LLC, a Delaware limited liability company

By:	/s/ Carmine A. Visone
Name: Carmine A. Visone
Title:

TENANT:

CMGI, INC., a Delaware corporation

By:	/s/ Thomas Oberdorf
Name: Thomas Oberdorf
Title: Chief Financial Officer

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